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                                                                    EXHIBIT 3(a)

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                          FIRST MANISTIQUE CORPORATION


     The following Restated Articles of Incorporation are executed by the undersigned corporation pursuant to the provisions of Sections 641-651, Act 284, Public Acts of 1972, as amended.

     1. The present name of the corporation, and its only name since its incorporation is First Manistique Corporation.

     2. The corporation identification number (CID) assigned by the bureau is 063-316.

     3. All of the former names of the corporation are:  None

     4. The date of filing the original Articles of Incorporation was December 6, 1974.

     5. The following Restated Articles of Incorporation supersede the original Articles of Incorporation, as heretofore amended, and shall be the Articles of Incorporation of the corporation.

                                   ARTICLE I

     The name of the corporation is First Manistique Corporation.

                                   ARTICLE II

     The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan, as amended from time to time, and including without limitation the power to act as a bank holding company as permitted by the Federal Bank Holding Company Act of 1956, as amended, or hereafter supplemented or amended.

                                  ARTICLE III

     The total authorized shares:


                        1.   Common Shares     2,000,000
                                               ---------
                             Preferred Shares     25,000
                                               ---------


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            2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

                  The Board of Directors may cause the Corporation to issue Preferred Shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation.

                                   ARTICLE IV

     1. The address of the current registered office is: 130 South Cedar Street, P.O. Box 369, Manistique, Michigan 49854, which is also the mailing address of the current registered office.

     2. The name of the current resident agent is:  Ronald G. Ford

                                   ARTICLE V

     When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement, agree to a compromise or arrangement, or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                                   ARTICLE VI

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) resulting from a violation Section 551(1) of the Michigan Business Corporation Act; or (d) for any transaction from which the director derived an improper personal benefit. In the event the Michigan Business Corporation Act is amended, after approval by the shareholders of this
Article VII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of


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a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or adoption.


     These Restated Articles of incorporation were duly adopted by the Board of Directors without a vote of the shareholders in accordance with the provisions of Section 642, Act 284, Public Acts of 1972, as amended. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.


     Signed this 28th day of December, 1995.


                                   FIRST MANISTIQUE CORPORATION


                                   By:  /s/ Ronald G. Ford
                                      -------------------------------
                                              (Name)

                                   Its:   President & CEO
                                      -------------------------------




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